Exhibit 10.1

September 6, 2017	Revised

Dennis Klahn

12828 Rockwell Court

Poway, CA 92064

Dear Dennis,

LRAD Corporation (“Company”) is very pleased to confirm our offer of employment. This offer is contingent upon satisfactory results of all reference, education, and background checks and is based on the following terms and conditions:

Title:	Chief Financial Officer

Start Date:	September 18, 2017

Salary:	A semi-monthly salary in the amount of $8,583.33 ($206,000 annually)

Bonus Plan:

You will be eligible to participate in LRAD Corporation’s FY17 Bonus Plan. Under the Plan if the Company achieves certain targets your payout is 50% of your base salary. If we achieve the stated results, the payout will be prorated from your hire date and you must be an active employee on September 30, 2017 to be eligible to participate in the plan. You will receive a copy of the FY17 Bonus Plan upon your hire date.

Stock Options:

Management will recommend to the Compensation Committee at its first quarterly meeting following your start date, that you be granted stock options to purchase 100,000 shares of common stock. The Compensation Committee has the discretion to approve or deny the grant. The recommended options will have an exercise price equal to the fair market value of our common stock (determined in accordance with our 2015 Stock Option Plan) on the date the Compensation Committee approves the grant, and will be exercisable for seven (7) years after grant, subject to earlier termination as set forth in the 2015 Stock Option Plan. The recommended options will vest over four (4) years with 25% vesting on the first anniversary of grant, and then in equal quarterly installments over the following three years of continuous service with the Company.

Health Benefits:	The Company offers a comprehensive benefits plan that includes medical, dental, vision, long-term disability and life insurances. The company pays 100% of the medical and approximately 90% dental insurance premiums (including dependents) and 100% of premiums for vision, life and LTD. Benefits begin the first day of the month following your hire date.

Paid Time Off
& Holidays:	You will receive 15 days of accrued Paid Time Off (PTO) annually, to use for vacation or for personal time off. PTO hours are accrued per pay period.

The Company offers 9-paid holidays each calendar year. You must be on active status the day before and the day after the holiday to receive holiday pay.
Retirement:

A 401(k) package is available with multiple investment options and the Company matches 75% of the employee’s deferral up to 6% of your annual earnings. You will be eligible to join the 401(k) the first quarter following your hire date. (Note: Some IRS limitations may apply.)

Due to the enactment of the Immigration Reform and Control Act of 1986, this offer is contingent on your ability to produce acceptable documentation verifying your eligibility to work in the United States. You will be required to present the necessary documents on the day you begin work at LRAD Corporation.

Additionally, as a condition of this offer and of your employment with LRAD Corporation, you will be required to preserve the Company’s proprietary and confidential information and you must comply with the Company’s policies and procedures. Accordingly, you will be required to execute the Company’s Non-Disclosure Agreement and other policies on your first date of employment.

If accepted, your employment will be at-will with no specified period or term of employment. This means that either you or the Company may terminate employment at anytime, with or without reason. The Company may also transfer, promote, demote or otherwise alter your position and/or status at any time and for any reason. An employment agreement for a specified period of time, which contradicts this at-will agreement, may only be entered into in writing, signed by the Chief Executive Officer of the Corporation.

Dennis, we sincerely hope that you decide to join LRAD Corporation. Please acknowledge your acceptance of our offer by signing below and returning a copy of this letter to us by Monday, September 11, 2017.

If there are any questions, please do not hesitate to call me.

Best Regards,

/s/ RICHARD S. DANFORTH

Richard S. Danforth

President

I understand and agree to the terms and conditions set forth in this letter. I further understand that any misrepresentations that I have made on my employment application or resume can result in termination. I acknowledge that no statement contradicting this letter, oral or written, has been made to me, that I am not relying on any statement or term not contained in this letter, and that no agreements exist which are contrary to the terms and conditions set forth in this letter.

Accepted by: /s/ DENNIS KLAHN	Date: September 11, 2017

Start Date if different then above: September 18, 2017